UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                        TANGER FACTORY OUTLET CENTERS, INC.
                    ------------------------------------------
                                (Name of Issuer)

                                      Common
                                    ----------
                         (Title of Class of Securities)

                                    875465106
                                  --------------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                                October 31, 2005
                               --------------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-02)

                                             Page 2 of 7 Pages

CUSIP No. 875465106
- -----------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers, Inc. 14-1904657
- -----------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
- -----------------------------------------------------------------------------
   3   SEC USE ONLY


- -----------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
- -----------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            2,753,600
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             3,083,000
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

- -----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,083,000
- -----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- -----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       10.0%
- -----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
- -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                             Page 3 of 7 Pages

CUSIP No. 875465106
- -----------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers Capital Management, Inc.     13-3353336
- -----------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
- -----------------------------------------------------------------------------
   3   SEC USE ONLY


- -----------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
- -----------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            2,753,600
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             3,083,000
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

- -----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,083,000
- -----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- -----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       10.0%
- -----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
- -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 4 of 7 Pages

Item 1.

        (a)  Name of Issuer:
             TANGER FACTORY OUTLET CENTERS, INC.

        (b)  Address of Issuer's Principal Executive Offices:
             3200 Northline Avenue
             Suite 360
             Greensboro, North Carolina 27408
Item 2.

        (a)  Name of Persons Filing:
             Cohen & Steers, Inc.
             Cohen & Steers Capital Management, Inc.

        (b)  Address of Principal Business Office:
               757 Third Avenue
               New York, NY 10017

        (c)  Citizenship:
               Cohen & Steers, Inc: Delaware Corporations
               Cohen & Steers Capital Management, Inc: New York Corporation

        (d)  Title of Class Securities:
               Commmon

        (e)  CUSIP Number:
               875465106


Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [x]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [x]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)

                                            Page 5 of 7 Pages


Item 4.    OWNERSHIP:

         (a) Amount Beneficially Owned as of October 31, 2005:

               See row 9 on cover sheet

         (b) Percent of Class:

               See row 11 on cover sheet


          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                         See row 5 on cover sheet

                (ii)  shared power to vote or direct the vote:
                         See row 6 on cover sheet

                (iii) sole power to dispose or to direct
                      the disposition of:
                          See row 7 on cover sheet

                (iv)  shared power to dispose or direct
                      the disposition of:
                          See row 8 on cover sheet


Item 5.  OWNERSHIP OF 5% OR LESS OF A CLASS
         N/A

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
         N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

         Cohen & Steers Capital Management, Inc. an investment advisor registered under Section 203 of the Investment Advisers Act, is a wholly-owned subsidiary of the parent company.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

                                                 Page  6 of 7 Pages

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 10, 2005

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.
                        By:

                        /s/ Robert Steers
                        ____________________________________________
                            Signature


                            Robert H. Steers, Co-Chairman and Co-CEO
                        ____________________________________________
                            Name and Title

                                             Page 7 of 7 Pages


                    Joint Filing Agreement


The undersigned each hereby agree that the Schedule 13G dated November 10, 2005, which relates to the common stock of Tanger Factory Outlet Centers Inc, is to be filed jointly on behalf of each of them for the reasons stated therein, and any amendments thereto shall be filed jointly by the undersigned.

Dated:  November 10, 2005

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.

                        /s/ Robert Steers
                        ____________________________________________
                            Robert Steers, Co-Chairman and Co-CEO